EXHIBIT 2.11

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
GULFTERRA ENERGY COMPANY, L.L.C.

     THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF GULFTERRA ENERGY COMPANY, L.L.C. (this “Amendment”), dated as of September 30, 2004, is entered into and effectuated by Enterprise Products GTM, LLC, a Delaware limited liability company (“Enterprise GTM”), as the Sole Member of GulfTerra Energy Company, L.L.C. (the “Company”), pursuant to authority granted to it in Article XIII of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 15, 2003 (the “LLC Agreement”). Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

RECITALS:

     WHEREAS, pursuant to the Parent Company Agreement dated as of December 15, 2003, by and among El Paso Corporation, GulfTerra GP Holding Company, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C., Enterprise Products GP, LLC, a Delaware limited liability company (“Enterprise GP”), Enterprise Products Partners L.P., a Delaware limited partnership, and Enterprise GTM, as such agreement has been amended by Amendment No. 1 thereto, dated as of April 19, 2004, Enterprise GTM purchased a 50% membership interest in the Company, on December 15, 2003, and Enterprise GP purchased a 50% membership interest in the Company on the date hereof; and

     WHEREAS, on the date hereof, Enterprise GP contributed its 50% membership interest in the Company to Enterprise MLP, and thereupon Enterprise MLP contributed such 50% membership interest in the Company to Enterprise GTM, resulting in Enterprise GTM owning a 100% membership interest in the Company; and

     WHEREAS, Section 13.2 of the LLC Agreement provides that the Members of the Company may make any amendment to the LLC Agreement by a written instrument executed by all Members; and

     WHEREAS, Enterprise GTM deems it in the best interest of the Company to effect this Amendment to the LLC Agreement in order to (i) reduce the number of directors required to serve on the Board of Directors of the Company, (ii) eliminate the requirement that a majority of the directors serving on the Board of Directors of the Company be Independent Directors (as such term is defined in the LLC Agreement), (iii) provide that each director of the Company will serve as director until his or her successor is elected and qualified, and (iv) allow the Board of Directors of the Company to take any action required or permitted to be taken at any meeting of the Board of Directors of the Company without a meeting if a majority of the members thereof consent to such action in writing; and

     WHEREAS, on the date hereof, Enterprise GTM approved and adopted this Amendment.

     NOW, THEREFORE, in consideration of the premises, Enterprise GTM agrees as follows:

     1. Section 6.1(a) of the LLC Agreement is hereby amended to read in its entirety as follows:

“(a) Number of Directors; Managing Member; Powers of Directors and Managing Member. The business, affairs, operations and property of the Company shall be managed by or under the direction of the Board, which shall consist of a number of individuals designated as directors of the Company (the “Directors”). Each Director shall serve until his or her successor is elected and qualified. The Directors shall be designated by the Managing Member. Except to the extent the Managing Member specifically retains such power or authority herein, the power and authority granted to the Board hereunder shall include those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make or delegate to Officers all decisions with regard to the management, operations, assets, financing and capitalization of the Company and/or the Partnership (as appropriate). The number of Directors shall initially be four (4), but such number may be increased or decreased from time to time by resolution of the Board or by the Managing Member.”

     2. Section 9 of Exhibit B to the LLC Agreement is hereby amended to read in its entirety as follows:

“Written Consent of Directors. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if a majority of the members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.”

     3. Ratification of LLC Agreement. As amended hereby, the LLC Agreement is in all respects ratified, confirmed and approved and shall remain in full force and effect.

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     IN WITNESS WHEREOF, this Amendment has been executed by the undersigned as of the date first written above.

ENTERPRISE PRODUCTS GTM, LLC

By:	Enterprise Products Partners L.P., its sole member

	By:	Enterprise Products GP, LLC, its general partner

		By:	/s/ Richard H. Bachmann Richard H. Bachmann Executive Vice President

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